UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2018

Corning Incorporated

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York	14831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 607-974-9000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Corning Incorporated (“Corning” or the “Company”) entered into a $1,500,000,000 Credit Agreement (the “Credit Agreement”), dated as of August 15, 2018, which replaces the Company’s existing $2,000,000,000 Amended and Restated Credit Agreement dated September 30, 2014 (the “Existing Credit Agreement”).

The Credit Agreement is with a bank group comprised of JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Morgan Stanley Bank, N.A., MUFG Bank, Ltd., Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, National Association, Bank of China New York Branch, and The Bank of New York Mellon. Under the Credit Agreement, borrowings are available in Dollars, Sterling, Yen and Euros to Corning and any direct or indirect wholly-owned subsidiary of Corning in a maximum amount outstanding at any one time of $1,500,000,000 (the “Commitment Amount”). The Commitment Amount may be increased over the term by up to $500,000,000 subject to existing or new lenders committing to fund such increase.

The rate of interest payable under the Credit Agreement, at Corning’s option, is equal to LIBOR (or EURIBOR in the case of Euro denominated advances), or, with the Company’s consent, an alternate rate of interest should LIBOR or EURIBOR cease to be available, plus a margin ranging from 0.680% to 1.125% or a base rate plus a margin ranging from 0.000% to 0.125%. The actual margin is adjustable based upon the debt ratings issued from time to time with respect to Corning’s unsecured debt by Moody’s Investors Service, Inc. and Standard & Poor’s. For this purpose, the “base rate” is the highest of the rate quoted by The Wall Street Journal from time to time as its prime rate, the federal funds rate plus 0.5% or the one-month LIBOR plus 1.0%. Corning is also obligated to pay quarterly facilities fees on the aggregate commitments under the Amended and Restated Credit Agreement.

The Credit Agreement is scheduled to terminate on August 15, 2023 (the “Termination Date”). The Termination Date may be extended by up to two additional one-year periods on any anniversary of the Credit Agreement’s closing date on Corning’s request and subject to the consent of the lenders and certain other requirements set forth in the Credit Agreement. The Credit Agreement contains affirmative and negative covenants that Corning must comply with, including (a) periodic financial reporting requirements, (b) maintaining a ratio of consolidated debt for borrowed money to consolidated total capital of no greater than 0.60 to 1.00, (c) limitation on liens, (d) limitation on the incurrence of subsidiary indebtedness, and (e) limitation on mergers, as well as other customary covenants. Loans to subsidiaries under the Credit Agreement will be unconditionally guaranteed by Corning.

The Credit Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, bankruptcy or insolvency events and change of control. Upon the occurrence of an event of default, the obligations of the lenders to make advances may be terminated and the Company’s obligation to repay advances may be accelerated.

At the time the Credit Agreement was executed, there were no borrowings outstanding under the Existing Credit Agreement and there are no amounts outstanding under the Credit Agreement.

From time to time, certain of the lenders under the Credit Agreement and their affiliates provide customary commercial and investment banking services to the Company.

The foregoing description of the material terms of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

As described in Item 1.01 of this report, which is incorporated by reference into this Item 1.02, the Credit Agreement replaces the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement dated as of August  15, 2018, among Corning Incorporated, JPMorgan Chase Bank, N.A., Citibank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, HSBC Bank USA, National Association, Morgan Stanley Bank, N.A., MUFG Bank, Ltd., Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, National Association, Bank of China New York Branch, and The Bank of New York Mellon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2018

CORNING INCORPORATED

By:	/S/ LINDA E. JOLLY
Linda E. Jolly
Vice President and Corporate Secretary